                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant | |

Filed by a Party other than the Registrant |X|

Check the appropriate box:

      | | Preliminary Proxy Statement

      | | Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      | | Definitive Proxy Statement

      |X| Definitive Additional Materials

      | | Soliciting Material Under Rule 14a-12

                        SUNSET FINANCIAL RESOURCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                      WESTERN INVESTMENT HEDGED PARTNERS LP
                             WESTERN INVESTMENT LLC
                  WESTERN INVESTMENT INSTITUTIONAL PARTNERS LLC
                    WESTERN INVESTMENT ACTIVISM PARTNERS LLC
                                ARTHUR D. LIPSON
                                MATTHEW S. CROUSE
                               JAMES S. SCHALLHEIM
                                 D. JAMES DARAS
                               MARSHALL W. COBURN
                                GERALD HELLERMAN
--------------------------------------------------------------------------------
    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

      |X| No fee required.

      | | Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

      (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

      (3) Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

      (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

      (5) Total fee paid:

--------------------------------------------------------------------------------

      | | Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

      | | Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

      (1) Amount previously paid

--------------------------------------------------------------------------------

      (2) Form, Schedule or Registration Statement No:

--------------------------------------------------------------------------------

      (3) Filing Party:

--------------------------------------------------------------------------------

      (4) Date Filed:

--------------------------------------------------------------------------------

          Western Investment Hedged Partners LP ("Western Investment"), together with the other participants named herein, is filing materials  contained in this
Schedule 14A with the Securities and Exchange  Commission in connection with the solicitation of proxies against the proposed merger  involving  Sunset Financial
Resources, Inc. (the "Company") and Alesco Financial Trust and related proposals
(collectively,  the  "Merger  Proposals")  to be  submitted  to a  vote  of  the stockholders of the Company at a special meeting of stockholders scheduled to be held on October 6, 2006 (the "Special Meeting").

          Item 1: On October 5, 2006, Western  Investment  delivered a letter to certain principal stockholders of the Company, the text of which is as follows:

I am writing to you on behalf of the Western Group, the holder of 9.7% of Sunset
Financial  Resources,  Inc.  ("SFO"),  as a fellow concerned  stockholder who is seeking to maximize the value of SFO's  shares.  We are strongly  opposed to the proposed merger with Alesco  Financial Trust being  considered at the October 6,
2006 Special Meeting of Stockholders,  and urge you to join us in voting AGAINST the proposed merger and related proposals.

As  discussed  in an article  appearing in THE NEW YORK TIMES on October 3, 2006
(Big  Board  Delays  Plan  on  Voting,  by  Gretchen  Morgenson),  institutional investors  are highly  critical  of  stockholders  being  disenfranchised.  This practice often results in the  entrenchment  of board members and diminishes the accountability  of directors to their  stockholders.  Now is your opportunity to stand  up and  demonstrate  to the SFO  board  of  directors,  a board  that has repeatedly  failed to respond to stockholder  concerns,  that its decisions that adversely affect SFO's stockholders will not be  rubber-stamped.  Don't accept a performance  from the SFO board of directors that you would not accept from your own employees.  We as  institutional  investors must be the  fiduciaries for our constituents.

We urge you to consider the following, which we believe clearly demonstrates the inferior economics of the proposed transaction:

      o   Under the  proposed  deal with  Alesco,  stockholders  of Alesco  will receive  1.26 SFO shares for each share of Alesco that they own.  This means:

              --  SFO  stockholders  are effectively  PAYING $13.13 per share*
                  for assets Alesco is carrying at $9.40 per share*.

              --  SFO stockholders are effectively  PAYING Alesco holders a 40%*
              premium for their shares.

          As a result,  the book value of SFO shares  would DROP by $2.65 in the transaction.

------------------
* based upon book values at 3/31/06.

      o   SFO's stockholders would own at most 42% of the combined company.  Why are Alesco's stockholders, rather than SFO's stockholders, receiving a change of control premium in this transaction?

      o   We believe that the new Cohen  Brothers  investment  strategy for SFO, which current management put in place without stockholder approval, is badly timed and carries much more credit risk and leverage  than SFO's original  business plan. We believe,  and other fixed income  analysts agree,  that risky low-grade fixed income securities are overvalued in today's market and that it is the wrong time in the credit cycle to be investing in long-term credit derivatives. If this merger is approved,
          SFO  stockholders  would be  paying a  premium  price  for an  already aggressively valued sector. We believe the merger represents the exact opposite  of  value  investing  and  does  not  adequately  compensate investors for the potential  downside risk posed by the Cohen Brothers investment strategy.

      o   Cohen Brothers and its affiliates stand to earn enormous up-front fees from  managing  and  structuring  investments  for  SFO,  which  would adversely  affect the economics for SFO  stockholders.  COHEN BROTHERS
          AND ITS AFFILIATES  HAVE RECEIVED OVER $22 MILLION IN FEES FROM ALESCO
          DEALS IN JUST THE FIRST SIX MONTHS OF 2006.  Management  and incentive fees totaled only $859,000  over the same period.  We believe that the bulk of a  manager's  compensation  should  be based on  results,  not up-front fees.

      o   The deal,  which SFO  estimates  will cost $13.8  million to complete, includes  approximately  $2.3 - $2.7 million in severance  payments to
          SFO's management.

The execution of SFO's business,  and by implication the SFO board of directors, has been severely  criticized by many major long-term  stockholders of SFO. What makes you believe we can trust their judgment now?

The Western Group intends to nominate  candidates  for election to the SFO board of directors at its 2006 annual  meeting.  If the Alesco deal is voted down, you will have an opportunity to elect directors who will put stockholders' interests first.  We believe  SFO should  remain a  standalone  company and  that--with  a dedicated  board and new  management--it  can succeed in maximizing the value of
SFO's shares. We have had discussions in that regard with Michael Tokarz, who is currently Chairman and Portfolio Manager of MVC Capital,  Inc.,  Chairman of The
Tokarz Group and formerly a General  Partner of Kohlberg  Kravitz  Roberts & Co.
(KKR).  We  believe  that Mr.  Tokarz is a  superior  portfolio  manager of high integrity with a proven track record of increasing  returns and returning  money to stockholders.  MVC's stock has returned over 22% annually to its stockholders since Mr. Tokarz became Chairman in November 2003.

We are  convinced  that  the  proposed  merger  was not  structured  in the best interests of SFO's  stockholders.  We are conducting our proxy  solicitation  to ensure that SFO's  stockholders are given a choice as to the future direction of their  company,  rather  than  having a highly  dilutive  merger  and  risky new investment  strategy thrust upon them by a board that we believe is not properly motivated by stockholder  interests.  Please join us, on behalf of institutional investors everywhere,  in taking a stand against misuses of corporate power. Now is the time to stand up and be counted.

/s/ Art Lipson

Art Lipson
On behalf of the Western Group

                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

Western  Investment,  together with the other  Participants  (as defined  below)
named herein  (collectively,  the "Western Group"), has made a definitive filing
with  the  Securities  and  Exchange   Commission  of  a  proxy   statement  and
accompanying proxy card to be used to solicit votes against the Merger Proposals at the Special Meeting.

THE WESTERN GROUP STRONGLY  ADVISES ALL  STOCKHOLDERS OF THE COMPANY TO READ THE
PROXY  STATEMENT  AND OTHER PROXY  MATERIALS  RELATING  TO THE  SPECIAL  MEETING
BECAUSE THEY CONTAIN IMPORTANT  INFORMATION.  SUCH PROXY MATERIALS ARE AVAILABLE
AT  NO  CHARGE  ON  THE  SECURITIES  AND  EXCHANGE   COMMISSION'S  WEB  SITE  AT
HTTP://WWW.SEC.GOV.  IN ADDITION,  THE  PARTICIPANTS  IN THE  SOLICITATION  WILL
PROVIDE COPIES OF THE DEFINITIVE PROXY MATERIALS,  WITHOUT CHARGE, UPON REQUEST.
REQUESTS FOR COPIES  SHOULD BE DIRECTED TO THE  PARTICIPANTS'  PROXY  SOLICITOR,
INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5834.

The  participants  in the  solicitation  are  Western  Investment  LLC,  Western
Investment Hedged Partners LP, Western  Investment  Institutional  Partners LLC,
Western Investment  Activism Partners LLC, Arthur D. Lipson,  Matthew S. Crouse,
James S.  Schallheim,  D. James Daras,  Marshall W. Coburn and Gerald  Hellerman
(collectively,  the "Participants").  Information regarding the Participants and their direct or indirect  interests is available in their Schedule 13D initially filed  with the  Securities  and  Exchange  Commission  on March  17,  2005,  as
subsequently  amended on March 29, 2005, May 6, 2005, August 29, 2005, September
23,  2005,  October 4, 2005,  November 1, 2005,  December 5, 2005,  December 13,
2005, May 3, 2006, June 20, 2006 and July 7, 2006.